The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement      SUBJECT TO COMPLETION        January 8, 2009

                   Pricing Supplement dated January [ ], 2009
          to the Product Prospectus Supplement dated November 12, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                  $
                              Royal Bank of Canada

                              Buffered Bullish Digital Notes
                              Linked to the Financial Select Sector SPDR(R) Fund, due February 26, 2010



     Royal Bank of Canada is offering the Buffered Bullish Digital Notes (the "Notes") linked to the performance of the underlying ETF named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated November 12, 2008 describe terms that will apply generally to the Notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the notes described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

Issuer:                    Royal Bank of Canada ("Royal Bank")

Issue:                     Senior Global Medium-Term Notes, Series C

Underwriter:               RBC Capital Markets Corporation

Underlying ETF:            The Financial Select Sector SPDR(R) Fund (the "ETF")

Bloomberg Ticker:          XLF

Currency:                  U.S. Dollars

Minimum Investment:        $1,000, and $1,000 increments in excess thereof (the
                           "Principal Amount")

Pricing Date:              January 27, 2009

Issuance Date:             January 30, 2009

Initial ETF Price:         [  ] (The closing Price of the Underlying ETF on the
                           Pricing date)

Digital Coupon:            19%

CUSIP:                     78008GXW7

Observation Dates:         The Final Valuation Date

Automatic Call:            Inapplicable

                           Automatic Call:          If, on any Observation Date,
                                                    the closing level of the
                                                    Underlying ETF is greater
                                                    than the Call Barrier Level,
                                                    then the notes will be
                                                    automatically called for a
                                                    cash payment per note equal
                                                    to the Call Payment Amount,
                                                    payable on the Call
                                                    Settlement Date. (We refer
                                                    to the day upon which the
                                                    Automatic Call occurred as
                                                    the "Call Date".)

                           Call Payment Amount:     Principal Amount +
                                                    (Principal Amount x Call
                                                    Coupon)

                           Call Monitoring Period:  Not Applicable

                           Call Barrier Level:      The Initial ETF Price

                           Call Settlement Date:    The third business day after
                                                    the Call Date or, if the
                                                    Call Date is the Final
                                                    Valuation Date, the Maturity
                                                    Date subject to postponement
                                                    as described under "General
                                                    Terms of the Bullish
                                                    Buffered Enhanced Return
                                                    Notes - Maturity Date."

Payment at Maturity (if    Payment at maturity will be based on the performance
held to maturity):         of the Underlying ETF and will be calculated in the
                           following manner:

                           If, at maturity, the Final ETF Price is greater than the Initial ETF Price, then the investor will receive an amount equal to (a) the Principal Amount plus (b) the Principal Amount multiplied by the Digital Coupon.

                           If, at maturity, the Final ETF Price is less than or equal to the Initial ETF Price but not less than the Initial ETF Price by more than the Buffer Percentage, then the investor will receive the Principal Amount only.

                           If, at maturity, the Final ETF Price is below the Initial ETF Price by more than the Buffer Percentage, then the investor will receive less than all of their Principal Amount, in an amount equal to:

                           Principal Amount + (Principal Amount x (Percentage
                                        Change + Buffer Percentage))

Percentage Change:         The Percentage Change, expressed as a percentage, is
                           calculated using the following formula:

                                    Final ETF Price - Initial ETF Price
                                    -----------------------------------
                                             Initial ETF Price

Final Valuation Date:      February 23, 2010, subject to extension for market
                           and other disruptions

Maturity Date:             February 26, 2010, subject to extension for market
                           and other disruptions

Term:                      Thirteen (13) months

Final Index Level:         The closing level of the Underlying ETF on the Final
                           Valuation Date

Buffer:                    Unleveraged buffer

Buffer Percentage:         20%

Buffer Level:              [ ] (80% of  the Initial Index Level)

Principal at Risk:         These Notes are NOT principal protected. Investors in
                           these Notes may lose a substantial portion their Principal Amount at maturity if there is a decrease in the ETF level from the Pricing Date to the Final
                           Valuation Date.

U.S. Tax Treatment:        The United States federal income tax consequences of
                           your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described in the following sentence. By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the notes as a prepaid cash-settled derivative contract for U.S.
                           federal income tax purposes.

Secondary Market:          RBC Capital Markets Corporation (or one of its
                           affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Settlement Date. The amount that investors may receive upon sale of their Notes prior to maturity may be less than the principal amount of their notes.

Listing: The notes will not be listed on any securities exchange or quotation system.

Clearance and              DTC global (including through its indirect
Settlement:                participants Euroclear and Clearstream, Luxembourg as
                           described under "Description of Debt Securities --
                           Ownership and Book-Entry Issuance" in the accompanying prospectus).

Terms Incorporated in      All of the terms appearing above the item captioned
the Master Note:           "Secondary Market" on the cover page of this pricing
                           supplement and the terms appearing under the caption
                           "General Terms of the Bullish Buffered Enhanced
                           Return Notes" in the product prospectus supplement, as modified by this pricing supplement, with respect to the Bullish Buffered Enhanced Return Notes dated
                           November 12, 2008.


Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated November 12, 2008.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     %                $
Underwriting discounts and commission.................................................     %                $
Proceeds to Royal Bank................................................................     %                $



The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is __%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

If the notes priced today, RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $18.75 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $18.75 per $1,000 principal amount note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. If the notes priced today, the price of the notes would also include a profit of $5.00 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada exceed $38.75 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated November 12, 2008, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated November 12, 2008, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated November 12, 2008:
http://www.sec.gov/Archives/edgar/data/1000275/000121465908002450/
a111180424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              Hypothetical Returns

The examples set out below are included for illustration purposes only. The levels of the Underlying ETF used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial ETF Price and Final ETF Price (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $1,000, a Buffer Percentage of 20%, a Digital Coupon of 19% and that no market disruption event has occurred.


Example 1--    Calculation of the payment at maturity where the Underlying ETF is greater than its Initial ETF Price.
               Percentage Change:       2%
               Payment at Maturity:     $1,000 + ($1,000 x 2%) = $1,000 + $20 =
                                        $1,020; but because, at maturity, the
                                        Final ETF Price is greater than the
                                        Initial ETF Price, the Payment at
                                        maturity will equal the digital coupon
                                        amount of $1,190
               On a $1,000 investment, a 2% percentage change results in a payment at maturity of $1,190, a 19% return on the Notes.




Example 2--    Calculation of the payment at maturity where the Underlying ETF is less than or equal its Initial ETF Price but not less than the
               Buffer Amount.
               Percentage Change:       -10%
               Payment at Maturity:     At maturity, the Final ETF Price is less
                                        than the Initial ETF Price BUT not less
                                        than the Buffer Amount, therefore, the
                                        Payment at maturity will equal the
                                        Principal Amount
               On a $1,000 investment, a -10% percentage change results in a payment at maturity of $1,000, a 0% return on the Notes.




Example 3--    Calculation of the payment at maturity where the Underlying ETF is less than the Buffer Amount.
               Percentage Change:       -25%
               Payment at Maturity:     $1,000 + [$1,000 x (20% + -25%)] =
                                        $1,000 - $50 = $950
               On a $1,000 investment, a -25% percentage change results in a payment at maturity of $950, a -5% return on the Notes.

The Underlying ETF

The Financial Select Sector SPDR(R) Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the "Trust"), a registered investment company. The Trust consists of nine separate investment portfolios (each, a "Select Sector SPDR(R) Fund"), including the Financial Select Sector SPDR(R) Fund. The Select Sector Indices (each, a "Select Sector Index") upon which the Select Sector SPDR(R) Funds are based together comprise all of the companies in the S&P 500(R) Index. The investment objective of each Select Sector SPDR(R) Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the "Commission") by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission's website at http://www.sec.gov. For additional information regarding the Trust or the Financial Select Sector SPDR (R) Fund, please see the Trust's Prospectus, dated January 31, 2008. In addition, information about the Trust and the Financial Select Sector SPDR(R) Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Trust website at http://www.sectorspdrs.com. Royal Bank makes no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying ETF. We have derived all disclosures contained in this pricing supplement regarding the Trust from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither Royal Bank nor RBC Capital Markets Corporation has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither Royal Bank nor RBC Capital Markets Corporation makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying ETF (and the price of the Underlying ETF at the time we priced the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither Royal Bank nor any of its affiliates makes any representation to you as to the performance of the Underlying ETF.

Royal Bank and/or its affiliates may currently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither Royal Bank nor RBC Capital Markets Corporation undertakes to disclose any such information to you. In addition, Royal Bank or its affiliates may publish research reports with respect to the Underlying ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying ETF.

"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "SPDR(R) ", "Select Sector SPDR(R)" and "Select Sector SPDRs(R)" are trademarks of The McGraw-Hill Companies, Inc. ("MGH"). The Notes are not sponsored, endorsed, sold, or promoted by MGH or the Trust. MGH and the Trust make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Financial Select Sector SPDR(R) Fund

We have derived all information contained in this pricing supplement regarding the Financial Select Sector SPDR(R) Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR(R) Trust (the "Trust") and SSgA Funds Management, Inc. ("SSFM"). We make no representation or warranty as to the accuracy or completeness of such information. The Financial Select Sector SPDR(R) Fund is an investment portfolio managed by SSFM, the investment adviser to the Financial Select Sector SPDR(R) Fund. The Financial Select Sector SPDR(R) Fund is an exchange-traded fund that trades on the American Stock Exchange ("AMEX") under the ticker symbol "XLF."

Investment Objective
The Financial Select Sector SPDR(R) Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index measures the performance of the financial services sector of the U.S. equity market. The Financial Select Sector Index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts.

Investment Strategy -- Replication
The Financial Select Sector SPDR(R) Fund pursues the indexing strategy of "replication" in attempting to approximate the performance of Financial Select Sector Index. The Financial Select Sector SPDR(R) Fund will generally invest in all of the equity securities included in the Financial Select Sector Index. There may, however, be instances where SSFM may choose to overweight another stock in the Financial Select Sector Index, purchase securities not included in the Financial Select Sector Index that SSFM believes are appropriate to substitute for a security included in the Financial Select Sector Index or utilize various combinations of other available investment techniques in seeking to track accurately the Financial Select Sector Index. The Financial Select Sector SPDR(R) Fund will normally invest at least 95% of its total assets in common stocks that comprise the Financial Select Sector Index. The Financial Select Sector SPDR(R) Fund may invest its remaining assets in money market instruments (including repurchase agreements and money market funds), convertible securities, structured notes and in options and futures contracts. Options and futures contracts (and convertible securities and structured notes) may be used by the Financial Select Sector SPDR(R) Fund in seeking performance that corresponds to the Financial Select Sector Index and managing cash flows. SSFM anticipates that, under normal circumstances, it may take approximately five business days for additions and deletions to the S&P 500(R) Index to be reflected in the portfolio composition of the Financial Select Sector SPDR(R) Fund. The Board of Trustees of the Trust may change the Financial Select Sector SPDR (R) Fund's investment strategy and other policies without shareholder approval.

Correlation

The Financial Select Sector Index is a theoretical financial calculation, while the Financial Select Sector SPDR(R) Fund is an actual investment portfolio. The performance of the Financial Select Sector SPDR(R) Fund and the Financial Select Sector Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called "tracking error." The Financial Select Sector SPDR
(R) Fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

Holdings Information

As of January, 7, 2009, the Financial Select Sector SPDR(R) Fund included 81 companies. The Financial Select Sector SPDR(R) Fund's three largest holdings are Wells Fargo & Co., JPMorgan Chase & Co. and Bank of America Corporation. The following table summarizes the Financial Select Sector SPDR(R) Fund's holdings in individual companies as of January 7, 2009.

      ------------------------------------------------------------------
           Name                              Symbol         Index Weight
      ------------------------------------------------------------------
      1    Wells Fargo & Co.                 WFC                  10.90%
      ------------------------------------------------------------------
      2    JPMorgan Chase & Co.              JPM                  10.47%
      ------------------------------------------------------------------
      3    Bank of America Corp.             BAC                   8.76%
      ------------------------------------------------------------------
      4    U.S. Bancorp                      USB                   4.10%
      ------------------------------------------------------------------
      5    Citigroup Inc.                    C                     3.89%
      ------------------------------------------------------------------
      6    Goldman Sachs Group Inc.          GS                    3.73%
      ------------------------------------------------------------------
      7    Bank of New York Mellon Corp.     BK                    3.07%
      ------------------------------------------------------------------
      8    MetLife Inc.                      MET                   2.57%
      ------------------------------------------------------------------
      9    Travelers Cos. Inc.               TRV                   2.42%
      ------------------------------------------------------------------
      10   American Express Co.              AXP                   2.32%
      ------------------------------------------------------------------


The information above was compiled from the Trust website. We make no representation or warranty as to the accuracy of the information above. Information contained in the Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The graph below sets forth the historical performance of the Underlying ETF. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing price of the ETF. The information provided in this table is for the four calendar quarters of 2006, 2007, and 2008, as well as for the period from January 1, 2009 through January 5, 2009.

We obtained the information regarding the historical performance of the Underlying ETF in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Underlying ETF should not be taken as an indication of future performance, and no assurance can be given as to the level of the Underlying ETF on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying ETF will result in any return in addition to your initial investment.

                        Financial Select Sector SPDR Fund
                                   ('99 - '08)
                                 [CHART OMITTED]



                                                                                                 Period-End
                                              High Intra-Day          Low Intra-Day           Closing Level of
  Period-Start           Period-End            Level of the            Level of the            the Underlying
       Date                 Date              Underlying ETF          Underlying ETF                 ETF
       ----                 ----              --------------          --------------                 ---
     1/1/2006             3/31/2006                33.32                   31.16                    32.55
     4/1/2006             6/30/2006                34.22                   31.18                    32.34
     7/1/2006             9/29/2006                35                      31.44                    34.62
    10/1/2006            12/29/2006                37.14                   34.41                    36.74

     1/1/2007             3/31/2007                37.99                   34.18                    35.63
     4/1/2007             6/30/2007                38.15                   35.12                    36.18
     7/1/2007             9/30/2007                36.99                   31.51                    34.32
    10/1/2007            12/31/2007                35.97                   28.1                     28.93

     1/1/2008             3/31/2008                29.93                   22.29                    24.87
     4/1/2008             6/30/2008                28.17                   20.06                    20.26
     7/1/2008             9/30/2008                23.09                   16.77                    20.17
    10/1/2008            11/25/2008                24.50                    8.67                    12.65

     1/1/2009              1/5/2009                12.81                   12.21                    12.45


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about January 30, 2009, which is the third business day following the pricing date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.


                                        $

                                   [RBC LOGO]


                              Royal Bank of Canada

                         Buffered Bullish Digital Notes

     Linked to the Financial Select Sector SPDR(R) Fund, due February 26, 2010




                                January [ ], 2009